EXHIBIT 99.1

Investor Contact:

Lisa D. Lettieri

Vice President of Investor Relations

Champion Enterprises

(248) 340-7731

llettieri@championhomes.net

OR

Media Contacts:

Tim Hanson or Paul Kesman

Identity Investor Relations

(248) 258-2333

chb@identitypr.com

Champion Enterprises Names William C. Griffiths Chairman

And Adds Two Directors To Its Board

New Directors Thomas Madden and David Weiss Add International, Homebuilding

and Further Financial Expertise

AUBURN HILLS, Mich., March 9, 2006 – Champion Enterprises, Inc. (NYSE: CHB), a leader in factory-built construction, announced that it has added two new directors to its board, Thomas A. Madden and David S. Weiss. In addition, it has elected William C. Griffiths, Champion’s president and chief executive officer, to the additional position of chairman of the board. In connection with this change Selwyn Isakow, the Company’s previous non-executive chairman, will now serve as Lead Independent Director. Champion noted that it intends to add one more non-executive director to its board sometime in 2006.

Griffiths joined Champion Enterprises in August of 2004 as president and CEO. “Bill has led the Company through a major turnaround, transforming it into the largest modular homebuilder in the United States. Griffiths has guided the Company’s return to profitability, closed or sold unprofitable operations, and developed a successful long-term strategy for future growth,” said Selwyn Isakow.

The appointment of Messrs. Madden and Weiss adds further financial experience to the Board, as each has held chief financial officer positions at multi-billion dollar companies. In addition, the international experience of Mr. Madden and the homebuilding experience of Mr. Weiss will be valuable in the execution of Champion’s growth strategy.

Madden is the retired executive vice president and chief financial officer of Ingram Micro Inc., the world’s largest technology distributor. As CFO, Madden directed Ingram Micro’s global financial operations, supervising the company’s treasury, finance and accounting departments as well as serving in the Office of the Chairman to help determine corporate policies, strategies and growth initiatives. He currently serves on the board of directors of Mindspeed Technologies, Freightcar America and City of Hope cancer institute. Madden has been named to Champion’s Audit and Financial Resources Committee.

2701 Cambridge Court, Suite 300 | Auburn Hills, Michigan 48326

(248) 340-9090 | www.championhomes.net

Champion Enterprises Names William C. Griffiths Chairman And Adds Two Directors To Its Board

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Weiss worked in the homebuilding industry for a decade, beginning first in 1993 with Hanson Industries, and then Beazer Homes after its spin-off by Hanson. Weiss was executive vice president and chief financial officer of Beazer, one of the largest single-family homebuilders in the nation currently with $5 billion in revenues. He was a key contributor to Beazer’s successful initial public offering and later developed its “Value Created” system for financial performance evaluation that is still used today. Weiss will sit on Champion’s Compensation and Human Resources Committee.

“I would like to thank Selwyn for his service as Board Chairman and I look forward to working with him closely in the future,” said William Griffiths, chairman, president and CEO of Champion Enterprises, Inc. “I also want to welcome Tom and Dave, who will be valuable additions to the board.”

About Champion

Champion Enterprises, headquartered in Auburn Hills, Mich., a leader in factory-built construction, has produced more than 1.6 million homes through its family of homebuilders since 1953. Today, Champion operates 32 manufacturing facilities in North America and partners with nearly 3,000 independent retailers, builders and developers. For more information, please visit www.championhomes.net.